Exhibit 10.1
RCN CORPORATION
AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE PLAN
1. Term of Plan; General. This Plan shall become effective on the Effective Date. For the sake of clarity, no benefits shall be provided hereunder in respect of a Participant’s termination of employment for any reason prior to the Effective Date. Capitalized terms not otherwise defined shall have the meanings set forth on Exhibit A hereto.
2. Participants Covered. This Plan shall apply to Participants who are employed by RCN immediately prior to a Change of Control.
3. Selection of Participants. The Compensation Committee of the Board (the “Committee”) shall designate those employees of the Employer who shall be considered to be Participants hereunder through a formal designation letter (the “Designation Letter”) specifying the terms and conditions of the employee’s participation. An employee who has not received a Designation Letter from the Committee shall not be a Participant hereunder. Except as set forth in the Designation Letter, the Committee may revoke an employee’s designation as a Participant at any time, provided, however, that the Committee may not revoke an employee’s designation as a Participant (i) at the request of a third party in contemplation of a Change of Control, or otherwise in connection with or in anticipation of a specifically-contemplated Change of Control, and in either case, such Change of Control occurs within one year after such revocation, or (ii) if any severance obligations owed to such Participant remain outstanding and unpaid at the time of revocation.
4. Compensation Upon Termination. The Participant shall be entitled to the severance benefits provided in this Section 4 hereof in the event that a Change of Control occurs during the Protection Period, and the Participant’s employment with all Employers is subsequently terminated during the Protection Period by an Employer without Cause or by the Participant for Good Reason (a “Qualifying Termination”). Notwithstanding the foregoing, the Participant shall not be entitled to severance benefits in the event of a termination of employment due to the Participant’s voluntary termination without Good Reason, an Employer’s termination of the Participant for Cause or on account of death or Disability. Upon termination of the Participant’s employment as provided above, each Participant shall be entitled to the following benefits:
a. Severance. In the event of a Qualifying Termination during the Protection Period, a Participant shall be entitled to a lump sum payment equal to (i) his or her then-Base Salary for a twelve (12) month period, (ii) an amount equal to such Participant’s target bonus, and (iii) a prorated portion of the Participant’s target bonus (based upon the portion of the year of termination elapsed prior to the Participant’s Qualifying Termination, calculated as if the Company had achieved 100% of any bonus targets for the year of termination); provided that to receive any such payments, the Participant shall be required to execute and not revoke a customary form of separation and release agreement (the “Release”).
b. Additional Payments. In addition to the severance payment in (a), above, the Participants shall receive the following additional payments, payable in a lump sum promptly after the Participant’s Termination Date: (i) any accrued but unpaid Base Salary through the Termination Date, (ii) any accrued but unpaid bonus payments attributable to periods prior to the year of termination, and (iii) an amount, if any, equal to any accrued vacation in full satisfaction of the Participant’s rights thereto.
c. Equity Acceleration. Upon a Qualifying Termination, all options, restricted stock awards, restricted stock units or other similar awards then held by the Participant shall become vested and, as applicable, exercisable.

d. Welfare Benefits. RCN and the Participant shall continue to make such contributions as were required to be paid by RCN and the Participant immediately prior to the Termination Date for, and the Participant shall continue to receive, medical, dental, and vision benefits for the Participant and the Participant’s eligible dependents on the same basis as in effect prior to the Change of Control or the Participant’s Termination Date, whichever is deemed to provide for more substantial benefits, for the one-year period following the Participant’s date of termination (the “Severance Period”); thereafter, the Participant may continue to be covered under the plans of the Employer providing such benefits at the Participant’s expense at the applicable COBRA rate for the duration of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) period which begins to run as of the Termination Date of the Participant; provided, however, in the event that the Participant commences comparable benefit coverage with a subsequent employer during the Severance Period, such Employer benefit coverage shall cease. RCN shall be entitled to reduce the amount of the payment to be made under Section 5(a) in the amount of the sum of the contributions required to be made by Participant during the Severance Period in respect of the benefits to be provided to Participants under this Section 5(c) (the “Participant Contributions”); provided that, in the event Participant commences comparable benefit coverage with an alternative provider prior to the end of the Severance Period, RCN shall pay unused portion of the Participant Contributions to Participant promptly.
e. Section 409A. Any payments required to be made hereunder during the six month period following a Participant’s Qualifying Termination shall be deferred and paid at the expiration of such period.
f. Withholding. Payments and benefits provided pursuant to this Section 5 shall be subject only to any applicable payroll and other taxes required to be withheld.
g. No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment, other than is set forth in Section 5(c).
h. Offset for Other Severance. In the event that the Participant is eligible for severance under any other plan or agreement of RCN or any Employer, then any cash severance amounts payable pursuant to this Plan shall be reduced by the amount of any cash severance payments payable under such other plan or agreement.
5. Gross-Up. Except as otherwise provided in a Participant’s Designation Letter (which letter may not eliminate the requirement that any payments to Participant exceed the Safe Harbor Limit by greater than 10% before such Participant would be entitled to a Gross-Up Payment), each Participant shall additionally be entitled to the benefits specified in Exhibit B attached hereto.
6. Notices. Termination of the Participant by an Employer for any reason shall be made by delivery to the Participant a written notice specifying the basis for such termination (“Notice of Termination”). For the purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to RCN shall be directed to the attention of the General Counsel with a copy to the Secretary of RCN. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

7. Amendment and Termination. This Plan may not be amended or terminated during the Protection Period. The Board may amend, modify or terminate the Plan prior to the Effective Date; provided, however, that the Board may not amend, modify, or terminate the Plan (i) at the request of a third party in contemplation of a Change of Control, or otherwise arose in connection with or anticipation of a specifically-contemplated Change of Control, and such Change of Control occurs within one year after such amendment or termination or (ii) until all severance obligations under the Plan have been performed, if any such amendment or modification is adverse to any Participant.
8. Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by RCN or any of its subsidiaries and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with RCN or any of its subsidiaries (although any such severance benefits reduce the severance payable under this Plan). Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of RCN or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Plan.
9. Joint and Several Liability. Each entity included in the definition of “Employer” and any successors or assigns shall be jointly and severally liable with RCN under this Plan.
10. Governing Law; Disputes. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, RCN and each Employer hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit of proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper. In the event that Participant is required to take legal action to enforce Participant’s rights hereunder, the Company shall reimburse Participant for all reasonable legal fees and expenses of such legal action, provided that Participant prevails in such legal action with respect to at least one material issue.
11. Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of RCN, its successors and assigns, and RCN shall require any successor or assign to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that RCN would be required to perform under the Plan if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns.
12. Severability. The provisions of this Plan shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.
IN WITNESS WHEREOF, this instrument has been executed on this 3rd day of July, 2008.

RCN CORPORATION
By:	Peter D. Aquino
	Name:	Peter D. Aquino
	Title:	President & Chief Executive Officer

EXHIBIT A
DEFINITIONS
The following terms shall have the meanings set forth below for purposes of this Plan:
a. “Base Salary” shall mean the greater of a Participant’s annual base salary on the Effective Date or the Participant’s Termination Date following the Effective Date.
b. “Just Cause” means a Participant’s repeated failure to perform the Participant’s material duties as assigned, a Participant’s engagement in willful or intentional materially injurious acts, continual or repeated absence (unless due to illness or disability), a Participant’s use of illegal drugs or impairment due to other substances, a Participant’s conviction of any felony, or a plea of guilty or no contest with respect thereto, an act of gross misconduct, fraud, embezzlement or theft or a Participant’s violation of a material policy of an Employer that is demonstrably and materially injurious to RCN or a subsidiary. In order to terminate a Participant for “Just Cause”, an Employer shall first give a Participant written notice stating with specificity the reason for termination (“breach”) and, if such breach is susceptible of cure or remedy, the Participant shall be given a period of 10 days after the giving of such notice to fully remedy or cure such breach. An Employer may terminate a Participant for “just cause” at the end of such 10-day period if the breach is not fully remedied at that time. Notwithstanding the foregoing, need not provide a Participant with an opportunity to cure any acts of theft of cash or significant property of an Employer, fraud or embezzlement.
c. “Change of Control” of RCN shall mean: (a) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of RCN; (b) all or substantially all of the assets or business of RCN are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of RCN immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of RCN prior to such transaction more than 50% of the Voting Stock of RCN surviving such transaction or succeeding to all or substantially all of the assets or business of RCN or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); (c) a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the effective date or, if any such individual is no longer a member of the Board, any successor to any such individual (or to any successor to any such individual) if the election or nomination for election of such individual or successor was approved by a majority of the directors who then comprised the Incumbent Directors; (d) the stockholders of RCN approve any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of RCN; or (e) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of RCN immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of RCN prior to such transaction more than 50% of the Voting Stock of RCN surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this definition, “RCN” shall include any entity that succeeds to all or substantially all of the business of RCN; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.

d. "“Disability” means, as a result of a Participant’s incapacity due to physical or mental illness as determined by a physician selected by the Participant, and reasonably acceptable to RCN, a Participant has been substantially unable to perform his or her duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months..
e. “Effective Date” shall mean August 1, 2008.
f. “Employer” shall mean RCN or any subsidiary of RCN for which a Participant is employed thereby.
g. “Good Reason” shall mean the occurrence after a Change of Control of any of the following events or conditions: (a) an Employer’s material breach of an employment agreement with the Participant (after failure to cure within thirty (30) days of receipt of written notice from the Participant); (b) a reduction in a Participant’s Base Salary or Target Bonus opportunity (that is not in either case agreed to by the Participant); (c) a material diminution in a Participant’s title or duties as in effect immediately prior to the Effective Date that is not cured within thirty (30) days of receipt of written notice from the Participant; or (d) relocation of a Participant’s principal place of work more than thirty (30) miles without the Participant’s consent
h. “Protection Period” means the period commencing on the Effective Date and ending on the second anniversary of a Change of Control.
i. “Termination Date” shall mean the Participant’s termination date specified in any notice of termination.

EXHIBIT B

Certain Change of Control Benefits
1. In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for a Participant’s benefit, whether paid or payable pursuant to the agreement to which this Exhibit B is attached (including, without limitation, the accelerated vesting of equity awards held by a Participant) (collectively, the “Company Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of such Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject a Participant to such Excise Tax (the “Safe Harbor Limit”); provided that if the Company Payments exceed the Safe Harbor Limit by more than 10% of the Safe Harbor Limit, then a Participant shall instead be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by a Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, a Participant retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.
3. All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from a Participant that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to a Participant within 15 days of the receipt of the Accounting Firm’s determination. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and a Participant.
4. A Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after a Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which a Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies a Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:
(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold a Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Exhibit B, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on a Participant’s behalf and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for a Participants taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
5. If, after a Participant’s receipt of a Gross-Up Payment or payment by the Company of an amount on a Participant’s behalf pursuant to this Exhibit B, a Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on a Participant’s behalf pursuant to this Exhibit B, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
6. Notwithstanding any other provision of this Exhibit B, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for a Participant’s benefit, all or any portion of any Gross-Up Payment, and each Participant hereby consents to such withholding and payment.